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                                                                    EXHIBIT 99.1



               APACHE OFFERS $150 MILLION OF 20-YEAR SENIOR NOTES


CONTACTS:
(Media): Bill Mintz (713) 296-7276
(Investor): Robert Dye (713) 296-6662


Houston (January 29, 1998) -- Apache Corporation (NYSE: APA) today announced that it has priced $150 million principal amount of 7.0 percent senior notes that will mature on February 1, 2018. The notes were priced to yield 7.113 percent.

Net proceeds from the sale will be used to reduce existing short-term obligations and for general corporate purposes. Closing of the offering is expected to occur on February 3, 1998. Interest on the notes is payable semi-annually, commencing on August 1, 1998. The notes are not redeemable prior to maturity.

Merrill Lynch is the lead underwriter for the offering. Goldman, Sachs & Co.; Lehman Brothers; and J.P. Morgan & Co. are co-managers.

Apache Corporation is a large oil and gas independent with operations in North America, Egypt, Western Australia, Poland, People's Republic of China, Indonesia and Cote d'Ivoire. Its shares are traded on the New York and Chicago stock exchanges.


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